Filed Pursuant to Rule 424(b)(7)
Registration No. 333-130993

PROSPECTUS SUPPLEMENT NO. 17
(To Prospectus Dated January 12, 2006 and Prospectus Supplements Dated June 7, December 5 and December 19, 2007 and January 3, January 18 and February 11, 2008)

10,428,558 Shares
Common Stock

                This prospectus supplement supplements the prospectus dated January 12, 2006 and the prospectus supplements dated June 7, December 5 and December 19, 2007 and January 3, January 18 and February 11, 2008 relating to the offer and sale from time to time of up to 10,428,558 shares of common stock of The Macerich Company by the selling stockholders named therein.  This number of shares includes 191,263 shares held by selling stockholders that were acquired upon redemption of Units of The Macerich Partnership, L.P. and 10,237,295 shares constituting the maximum number of shares of our common stock that could be issued upon conversion of $950,000,000 aggregate principal amount of our 3.25 % Convertible Senior Notes due 2012 (the “Notes”), subject to certain adjustments.

                Investing in the common stock involves risks.  See “Risk Factors” beginning on page S-2 of the prospectus supplement dated June 7, 2007.

                We will not receive any proceeds from the sale by the selling stockholders of the common stock.  We will pay all expenses of the registration of the common stock and certain other expenses.

                Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 22, 2008.

                The information appearing under the heading “Selling Stockholders” in the prospectus supplements dated December 5 and December 19, 2007 and January 3, January 18 and February 11, 2008 is hereby supplemented and, as appropriate, amended by the following information.  The number of shares of our common stock indicated for the listed selling stockholders may be in excess of the 10,428,558 shares to which this prospectus supplement relates due to sales or transfers by selling stockholders of the Notes in transactions exempt from the registration requirements under the Securities Act of 1933 after the date on which the selling stockholders provided us with information regarding their holdings of Notes.

Selling Stockholder	Shares Prior to the Offering	Shares Available for Sale Under this Prospectus Supplement	Shares After Completion of the Offering(1)
Brookline Avenue Master Fund L.P.(2)	64,656	64,656	0
TD Securities (USA) LLC(3)	75,432	75,432	0

(1)                                  Assumes all shares for sale under this prospectus supplement are sold.

(2)                                  Brookline Avenue Partners, LP is the Investment Manager of the selling stockholder.  Richard M. Morano II and Charles B. Slotnik are the sole members of Kenmore Square, LLC, the General Partner of Brookline Avenue Partners, LP.

(3)                                  The selling stockholder has identified itself as a registered broker-dealer and, accordingly, may be considered an underwriter under this prospectus supplement.